EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-214475) on Form S-8 of Heritage Global Inc. of our report dated March 7, 2017, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Heritage Global Inc. for the year ended December 31, 2016.

SQUAR MILNER LLP

San Diego, California

March 7, 2017